EXHIBIT A

AGREEMENT OF REDESIGNATION AND REORGANIZATION

     THIS AGREEMENT OF REDESIGNATION AND REORGANIZATION (“Agreement”) is made as of _________________, 2009, between WADDELL & REED ADVISORS FUNDS, a Delaware statutory trust (“Old Trust”), on behalf of each segregated portfolio of assets (“series”) thereof listed under the headings “Old Funds” and “First Step Series” on Schedule A attached hereto (each, an “Old Fund” or “First Step Series,” respectively), and IVY FUNDS, INC., a Maryland corporation (“New Company”), on behalf of each series thereof listed under the heading “New Funds” on Schedule A (each, a “New Fund”). (Each Old Fund, First Step Series and New Fund is sometimes referred to herein as a “Fund,” and each of Old Trust and New Company is sometimes referred to herein as an “Investment Company.”) All agreements, covenants, representations, actions, and obligations described herein made or to be taken or undertaken by a New Fund are made and shall be taken or undertaken by New Company on that New Fund’s behalf, and all rights and benefits created hereunder in favor of a New Fund shall inure to, and shall be enforceable by, New Company; and all rights and obligations of each Old Fund and First Step Series hereunder shall only be enforceable between that Old Fund or First Step Series, as applicable, and New Company.

     Each Investment Company wishes to effect a reorganization which will consist of (1) Old Trust redesignating the Class Y shares of beneficial interest of each Old Fund (“Class Y Old Fund Shares”) as the First Step Series listed on Schedule A opposite the name of each such Old Fund, a new series of Old Trust, (2) each Old Fund assigning to the corresponding First Step Series a portion of the assets of such Old Fund, subject to the portion of such Old Fund’s liabilities attributable to those assets, with a net value equal to the aggregate net asset value of the Class Y Old Fund Shares, (3) each First Step Series transferring those assets to the New Fund listed on Schedule A opposite the name of the transferor First Step Series in exchange for Class I shares of common stock in such New Fund (“New Fund Shares”) and such New Fund’s assumption of such First Step Series’ liabilities, so that such New Fund Shares have a net value equal to the value of the assets transferred and the liabilities assumed, and (4) the redemption of the Class Y Old Fund Shares by distribution in kind to the holders thereof of such New Fund Shares, all upon the terms and conditions hereinafter set forth in this Agreement (all the foregoing transactions involving each First Step Series and the corresponding New Fund being referred to herein collectively as a “Reorganization”). The consummation of one Reorganization shall not be contingent on the consummation of the other Reorganization, and the terms and conditions hereof shall apply separately to each Reorganization and the Funds participating therein.

     New Company’s board of directors and Old Fund’s board of trustees (each, a “Board”), in each case including a majority of its members who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”)) (“Non-Interested Persons”), (1) has duly adopted and approved this Agreement and the transactions contemplated hereby and (2) has determined that participation in the Reorganization as to its applicable Fund is in the best interests of that Fund (the First Step Series, in the case of Old Trust) and that the interests of such Fund’s existing stockholders/shareholders will not be diluted as a result of the Reorganization.

     The rights, powers, privileges, and obligations of New Fund Shares will be identical to those of the corresponding Class Y Old Fund Shares.

     Approximately one or two months after the Reorganization, it is anticipated that each series of New Company, including each New Fund, will be reorganized into a corresponding new series of Ivy Funds, a Delaware statutory trust (“New Trust”). The rights, powers, privileges, and obligations of the shares of each series of New Trust that will be issued in each such reorganization will be identical to those of the New Fund Shares of the corresponding New Fund for which they are issued.

     In consideration of the mutual promises contained herein, the Investment Companies agree as follows:

1. REDESIGNATION AND REORGANIZATION

     1.1. Subject to the terms and conditions set forth herein, Old Trust agrees that, as of immediately prior to the Effective Time (as defined in paragraph 2.1), it will designate the Class Y Old Fund Shares of each Old Fund as the First Step Series listed on Schedule A opposite the name of such Old Fund, each a separate series of Old Trust, and each Old Fund will allocate to the corresponding First Step Series all of its assets described in paragraph 1.3 (“Assets”), subject to all of its liabilities described in paragraph 1.4 (“Liabilities”).

     1.2 Subject to the terms and conditions set forth herein, as of the Effective Time, each First Step Series shall assign, sell, convey, transfer, and deliver all of its Assets to the New Fund listed on Schedule A opposite the name of such First Step Series. In exchange therefor, each New Fund shall:

(a)

issue and deliver to the corresponding First Step Series the number of full and fractional New Fund Shares equal to the number of full and fractional Class Y Old Fund Shares then outstanding (all references herein to “fractional” shares meaning fractions rounded to the third decimal place), and

(b)	assume all the corresponding First Step Series’ Liabilities.

Those transactions shall take place at the Closing (as defined in paragraph 2.1).

     1.3. The Assets (as to each Old Fund) shall consist of a portion of the assets and property of the Old Fund as of immediately prior to the Effective Time (“Redesignation Time”) – including all cash, cash equivalents, securities, commodities, futures interests, receivables (including interest and dividends receivable), claims and rights of action, rights to register stock under applicable securities laws, books and records, and deferred and prepaid expenses (other than unamortized organizational expenses) shown as assets on that Old Fund’s books – having a value, after taking into account the Liabilities, equal to the aggregate net asset value of all of that Old Fund’s Class Y Old Fund Shares, both full and fractional, issued and outstanding, such values to be determined as of such time. Where appropriate, as determined by Old Trust, due to the size of the Assets (either in absolute terms or as a percentage of the Old Fund), the Assets shall consist of as nearly a pro-rata portion as is reasonably practical of each security or other asset held by that Old Fund as of the Redesignation Time. If, however, Old Trust determines that the size of the Assets makes it impractical to apply such a pro rata split to most of the securities held by an Old Fund, Old Trust shall select the Assets in a manner equitable to all shareholders of such Old Fund. The allocation of assets under this paragraph 1.3 shall be done in accordance with the Old Trust’s procedures adopted pursuant to Rule 17a-7 under the 1940 Act as if the allocation of assets were a sale of assets from each Old Fund to the corresponding First Step Series; provided, however, that instead of a cash payment, the corresponding First Step Series will be considered to have issued its shares to the Old Fund with a value equal to the value of the Assets reduced by the Liabilities.

     1.4 The Liabilities (as to each Old Fund) shall consist of the portion of the Old Fund’s liabilities, debts, obligations, and duties of whatever kind or nature existing as of the Redesignation Time, whether absolute, accrued, contingent, or otherwise, whether known or unknown, whether or not arising in the ordinary course of business, whether or not determinable as of the Redesignation Time, and whether or not specifically referred to in this Agreement, to the extent attributable to such Old Fund’s Class Y Old Fund Shares based on the relative net asset values of that Old Fund’s classes of shares. Notwithstanding the foregoing, each Old Fund agrees to use its best efforts to discharge all its known Liabilities before the Redesignation Time.

     1.5 At or before the Closing, each New Fund shall redeem the Initial Share (as defined in paragraph 5.4) for the price at which it is issued pursuant to that paragraph. As of the Effective Time (or as soon thereafter as is reasonably practicable), each First Step Series shall distribute the New Fund Shares it receives pursuant to paragraph 1.2(a) to its shareholders of record of Class Y Old Fund Shares determined as of the Effective Time (each, a “Shareholder”), in proportion to their Class Y Old Fund Shares then held of record and in constructive exchange for their Class Y Old Fund Shares. That distribution shall be accomplished by New Company’s transfer agent’s opening accounts on each New Fund’s share transfer books in the Shareholders’ names and transferring those New Fund Shares thereto. Pursuant to that transfer, each Shareholder’s account shall be credited with the number of full and fractional New Fund Shares equal to the number of full and fractional Class Y Old Fund Shares that Shareholder holds as of the Effective Time. The aggregate net asset value of New Fund Shares to be so credited to each Shareholder’s account shall equal the aggregate net asset value of the Class Y Old Fund Shares that Shareholder owned as of the Effective Time. All issued and outstanding Class Y Old Fund Shares, including any represented by certificates, shall simultaneously be canceled on the share transfer books of each First Step Series. New Company shall not issue certificates representing the New Fund Shares issued in connection with the Reorganization.

     1.6 Any transfer taxes payable on issuance of New Fund Shares in a name other than that of the registered holder on either First Step Series’ share transfer books of the Class Y Old Fund Shares actually or constructively exchanged therefor shall be paid by the person to whom those New Fund Shares are to be issued, as a condition of that transfer.

2. CLOSING AND EFFECTIVE TIME

     2.1 The Reorganization, together with related acts necessary to consummate the same (“Closing”), shall occur at the Investment Companies’ offices on or about May 15, 2009, or at such other place and/or on such other date as to which they may agree. All acts taking place at the Closing shall be deemed to take place simultaneously immediately after the close of business (i.e., 3:00 p.m., Central time) on the date thereof (“Effective Time”).

     2.2 Each First Step Series (a) shall direct its fund accounting agent to deliver at the Closing a certificate of an authorized officer verifying that the information (including adjusted basis and holding period, by lot) concerning the Assets transferred by such First Step Series to New Company, on behalf of the corresponding New Fund, as reflected on such New Fund’s books immediately after the Closing, does or will conform to that information on the books of such First Step Series immediately before the Closing and (b) shall direct the custodian of its assets to deliver at the Closing a certificate of an authorized officer stating that the Assets it holds will be transferred to New Company, on that New Fund’s behalf, as of the Effective Time.

     2.3 Each First Step Series shall direct its transfer agent to deliver at the Closing a certificate of an authorized officer stating that such First Step Series’ share transfer books contain the number of full and fractional outstanding Class Y Old Fund Shares each Shareholder owns, by class, as of the Effective Time.

     2.4 New Company shall direct its transfer agent to deliver at the Closing a certificate as to the opening of accounts in the Shareholders’ names on each New Fund’s shareholder records. New Company shall issue and deliver to each First Step Series a confirmation, or other evidence satisfactory to such First Step Series, that the New Fund Shares to be credited to such First Step Series as of the Effective Time have been credited to that First Step Series’ accounts on those records.

     2.5 At the Closing, each Investment Company shall deliver to the other (a) bills of sale, checks, assignments, stock certificates, receipts, and/or other documents the other Investment Company or its counsel reasonably requests and (b) a certificate executed in its name by its President or a Vice President in form and substance satisfactory to the recipient, and dated the Effective Time, to the effect that the representations and warranties it made in this Agreement are true and correct as of the Effective Time, except as they may be affected by the transactions contemplated hereby.

3. REPRESENTATIONS AND WARRANTIES

     3.1 Old Trust, on behalf of each Old Fund and First Step Series, represents and warrants to New Company, on behalf of each New Fund, as follows:

(a)

Old Trust (1) is a statutory trust that is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and its Certificate of Trust has been duly filed in the office of the Secretary of State thereof, (2) has the power to own all its properties and assets and to carry on its business as described in documents filed with the Securities and Exchange Commission (“Commission”), and (3) is duly registered as an open-end management investment company under the 1940 Act, which registration will be in full force and effect as of the Effective Time, and no proceeding has been instituted to suspend that registration;

(b)	Each Old Fund is a duly established and designated series of Old Trust, and as of the Redesignation Time, each First Step Series will be a duly established and designated series of Old Trust;

(c)

The execution, delivery, and performance of this Agreement have been duly authorized on or before the date hereof by all necessary action on the part of Old Trust’s Board, which has made the determinations required by Rule 17a-8(a) under the 1940 Act; and this Agreement constitutes a valid and legally binding obligation of Old Trust with respect to each Old Fund and First Step Series, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and general principles of equity;

(d)

As of the Effective Time, each First Step Series will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer, and deliver the Assets hereunder free of any liens or other encumbrances (except securities that are subject to “securities loans” as referred to in section 851(b)(2) of the Internal Revenue Code of 1986, as amended (“Code”), or that are restricted to resale by their terms); and on delivery and payment for the Assets, New Company, on behalf of each New Fund, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including restrictions that might arise under the Securities Act of 1933, as amended (“1933 Act”);

(e)

No Old Fund or First Step Series is currently engaged in, and Old Trust’s execution, delivery, and performance of this Agreement and consummation of the Reorganization on behalf of each Old Fund and First Step Series will not result in, (1) a material violation of any provision of its Trust Instrument or By-Laws, Delaware law, or any agreement, indenture, instrument, contract, lease, or other undertaking (each, an “Undertaking”) to which any Old Fund or First Step Series is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which any Old Fund or First Step Series is a party or by which it is bound;

(f)

No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to the knowledge of any Old Fund or First Step Series, threatened against any Old Fund or First Step Series regarding any of its respective properties or assets that, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business; and no Old Fund or First Step Series knows of any facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects its business or its ability to consummate the transactions herein contemplated;

(g)

Each Old Fund’s Investments, Statement of Assets and Liabilities, Statement of Operations, and Statement of Changes in Net Assets (collectively, “Statements”) as of and for the fiscal year (in the case of the last Statement, for the two fiscal years) ended September 30, 2008, in the case of Waddell & Reed Advisors Municipal High Income Fund, and June 30, 2008, in the case of Waddell & Reed Advisors Tax-Managed Equity Fund, have been audited by Deloitte & Touche LLP, each Old Fund’s independent registered public accounting firm; those Statements present fairly, in all material respects, each Old Fund’s financial condition as of the date thereof in accordance with accounting principles generally accepted in the United States and consistently applied (“GAAP”); to each Old Fund’s management’s best knowledge and belief, there are and will be no known contingent liabilities, debts, obligations, or duties of either Old Fund required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of that date that are not disclosed therein; and since September 30, 2008, in the case of Waddell & Reed Advisors Municipal High Income Fund, and since June 30, 2008, in the case of Waddell & Reed Advisors Tax-Managed Equity Fund, there has not been any material adverse change in either Old Fund’s financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by either Old Fund of indebtedness maturing more than one year from the date that indebtedness was incurred; for these purposes, a decline in net asset value per Old Fund share due to declines in market values of securities the applicable Old Fund holds, the discharge of each Old Fund’s liabilities in the normal course, or the redemption of Old Fund shares by the applicable Old Fund’s shareholders shall not constitute a material adverse change;

(h)

All issued and outstanding Class Y Old Fund Shares are, and as of the Effective Time will be, duly and validly issued and outstanding, fully paid, and non-assessable by the applicable First Step Series and have been offered and sold in every state and the District of Columbia in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws; and no Old Fund or First Step Series has outstanding any options, warrants, or other rights to subscribe for or purchase any Class Y Old Fund Shares, nor are there outstanding any securities convertible into any Class Y Old Fund Shares;

(i)

As of the Effective Time, all federal and other tax returns, dividend reporting forms, and other tax-related reports of each Old Fund required by law to have then been filed by that time (giving effect to properly and timely filed extensions of time to file) shall have been filed and are or will be correct in all material respects; all federal and other taxes shown as due or required to be shown as due on those returns and reports shall have been paid or provision shall have been made for the payment thereof, except for amounts that alone or in the aggregate would not reasonably be expected to have a material adverse effect; to the best of each Old Fund’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to those returns; and both Old Funds are in compliance in all material respects with applicable Regulations pertaining to the reporting of, and withholding in respect of, distributions on and repurchases, if any, of their shares and are not liable for any material penalties that could be imposed thereunder;

(j)

For each taxable year of its operation, each Old Fund has met (or for its current taxable year will meet) the requirements of Part I of Subchapter M of Chapter 1 of the Code (“Subchapter M”) for qualification as a regulated investment company (“RIC”) and has been (or for that year will be) eligible to and has computed (or for that year will compute) its federal income tax under section 852 of the Code; from the time Old Trust’s Board approved the transactions contemplated by this Agreement through the Effective Time, each Old Fund has invested and will invest its assets in a manner that ensures its compliance with the foregoing; neither Old Fund has any earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it; and neither Old Fund is liable for any material tax pursuant to sections 852 or 4982 of the Code that is due and remains unpaid;

(k)

Each Old Fund incurred the Liabilities, which are associated with such Old Fund’s Assets, in the ordinary course of its business; and the fair market value of the Assets to be transferred to each New Fund on a going concern basis will equal or exceed the Liabilities to be assumed by such New Fund and those to which such Assets are subject.

(l)

As of the time of its mailing, at the time of the Shareholders Meeting (as defined in paragraph 4.1), and as of the Effective Time, the Proxy Statement (as defined in paragraph 3.3(a)) will comply in all material respects with applicable provisions of the 1933 Act, the Securities Exchange Act of 1934, as amended, and the 1940 Act and the rules and regulations thereunder (collectively, “Federal Securities Laws”) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which those statements were made, not misleading; provided that the foregoing shall not apply to statements in, or omissions from, the Proxy Statement made in reliance on and in conformity with information furnished by New Company for use therein; and

(m)	The New Fund Shares are not being acquired for the purpose of any distribution thereof, other than in accordance with the terms hereof.

     3.2 New Company, on behalf of each New Fund, represents and warrants to Old Trust, on behalf of each Old Fund and First Step Series, as follows:

(a)

New Company (1) is a corporation that is duly organized, validly existing, and in good standing under the laws of the State of Maryland, and its Articles of Incorporation (“Charter”) are on file with the Department of Assessments and Taxation of the State of Maryland, (2) has the power to own all its properties and assets and carry on its business as described in documents filed with the Commission, and (3) as of the Effective Time, will be duly registered as an open-end management investment company under the 1940 Act, and no proceeding has been instituted to suspend that registration;

(b)	As of the Effective Time, each New Fund will be a duly established and designated series of New Company; and neither New Fund has commenced operations and will not do so until after the Closing;

(c)

The execution, delivery, and performance of this Agreement have been duly authorized on or before the date hereof by all necessary action on the part of New Company’s Board, which has made the determinations required by Rule 17a-8(a) under the 1940 Act; and this Agreement constitutes a valid and legally binding obligation of New Company with respect to each New Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and general principles of equity;

(d)

Before the Closing, there will be no (1) issued and outstanding New Fund Shares, (2) options, warrants, or other rights to subscribe for or purchase any New Fund Shares, (3) securities convertible into any New Fund Shares, or (4) other securities issued by any New Fund, except the Initial Shares;

(e)

Neither New Fund is currently engaged in, and New Company’s execution, delivery, and performance of this Agreement and consummation of the Reorganization on behalf of New Fund will not result in, (1) a material violation of any provision of its Charter or By-Laws, Maryland law, or any Undertaking to which such New Fund, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which such New Fund is a party or by which it is bound;

(f)

No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to New Company’s knowledge, threatened against either New Fund, regarding any of its properties or assets that, if adversely determined, would materially and adversely affect New Fund’s financial condition or the conduct of its business; and New Company knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects its business or its ability to consummate the transactions herein contemplated;

(g)

Each New Fund will be a “fund” (as defined in section 851(g)(2) of the Code); it will meet the requirements of Subchapter M for qualification as a RIC, and will be eligible to and will compute its federal income tax under section 852 of the Code, for its taxable year in which the Reorganization occurs; and it intends to continue to meet all those requirements, and to be eligible to and to so compute its federal income tax, for the next taxable year; and

(h)

The New Fund Shares to be issued and delivered to each First Step Series, for its respective Shareholders’ accounts, pursuant to the terms hereof, (1) will as of the Effective Time have been duly authorized and duly registered under the Federal Securities Laws (and appropriate notices respecting them will have been duly filed under applicable state securities laws) and (2) when so issued and delivered, will be duly and validly issued and outstanding New Fund Shares and will be fully paid and non-assessable; and

(i)

The information New Company furnishes to Old Trust for use in the Proxy Statement will comply in all material respects with applicable provisions of the Federal Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which those statements were made, not misleading.

     3.3 Each Investment Company represents and warrants to the other as follows:

(a)

No governmental consents, approvals, authorizations, or filings are required under the Federal Securities Laws or state securities laws, and no authorizations, consents, or orders of any court are required, for its execution or performance of this Agreement, except for (1) each Old Fund’s filing with the Commission of a proxy statement on Schedule 14A, relating to the Reorganization to be furnished in connection with Old Trust’s Board’s solicitation of proxies for use at the Shareholders Meeting, if and to the extent required by the Federal Securities Laws (“Proxy Statement”) and (2) consents, approvals, authorizations, and filings that have been made or received or may be required after the Effective Time;

(b)

The fair market value of the New Fund Shares each Shareholder receives will be approximately equal to the fair market value of its Class Y Old Fund Shares it actually or constructively surrenders in exchange therefor; and

(c)

The Shareholders will pay their own direct expenses (such as fees of personal investment or tax advisers for advice regarding the Reorganization, but not including any Reorganization Expenses as described in Article 6), if any, incurred in connection with the Reorganization.

4. COVENANTS

     4.1 Old Trust covenants to call a meeting of its shareholders to consider and act on this Agreement and to take all other action necessary to obtain approval of the transactions contemplated herein, if and to the extent required by the Federal Securities Laws (“Shareholders Meeting”).

     4.2 Old Trust covenants that the New Fund Shares to be delivered hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof.

     4.3 Old Trust covenants that it will assist New Company in obtaining information New Company reasonably requests concerning the beneficial ownership of Class Y Old Fund Shares.

     4.4 New Company covenants to provide reasonable cooperation to Old Trust in preparing the Proxy Statement.

     4.5 Each Investment Company covenants that it will, from time to time, as and when requested by the other, execute and deliver or cause to be executed and delivered all assignments and other instruments, and will take or cause to be taken further action, the other Investment Company deems necessary or desirable in order to vest in, and confirm to, (a) New Company, on behalf of each New Fund, title to and possession of all the Assets to be received in its Reorganization, and (b) Old Trust, on behalf of each First Step Series, title to and possession of the New Fund Shares to be delivered hereunder, and otherwise to carry out the intent and purpose hereof.

     4.6 New Company covenants to use all reasonable efforts to obtain the approvals and authorizations required by the Federal Securities Laws and state securities laws it deems appropriate to commence and continue each New Fund’s operations after the Effective Time.

     4.7 Subject to this Agreement, each Investment Company covenants to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable to consummate and effectuate the transactions contemplated hereby.

5. CONDITIONS PRECEDENT

     Each Investment Company’s obligations hereunder shall be subject to (a) performance by the other Investment Company of all its obligations to be performed hereunder at or before the Closing, (b) all representations and warranties of the other Investment Company contained herein being true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated hereby, as of the Effective Time, with the same force and effect as if made as of that time, and (c) the following further conditions that, as of or before that time:

     5.1 This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by both Boards and by the shareholders of both Old Funds at their respective Shareholders Meetings.

     5.2 All necessary filings shall have been made with the Commission and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the parties to carry out the transactions contemplated hereby. The Commission shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act. All consents, orders, and permits of federal, state, and local regulatory authorities (including the Commission and state securities authorities) either Investment Company deems necessary to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on any Fund’s assets or properties;

     5.3 As of the Effective Time, no action, suit, or other proceeding shall be pending (or, to either Investment Company’s knowledge, threatened to be commenced) before any court, governmental agency, or arbitrator in which it is sought to enjoin the performance of, restrain, prohibit, affect the enforceability of, or obtain damages or other relief in connection with, the transactions contemplated hereby; provided that at any time before the Closing, either Investment Company may waive this condition if, in the judgment of its Board, that waiver will not have a material adverse effect on its stockholders’/shareholders’ interests;

     5.4 Before the Closing, New Company’s Board shall have authorized the issuance of, and New Company shall have issued, one New Fund Share with respect to each New Fund (each, an “Initial Share”) to Ivy Investment Management Company (“IICO”) or an affiliate thereof, each in consideration of the payment of $10.00 (or other amount that Board determines), to take whatever action it may be required to take as each New Fund’s sole stockholder pursuant to paragraph 5.5; and

     5.5 New Company, on behalf of each New Fund, shall have entered into, or adopted, as appropriate, an investment management agreement and other agreements and plans necessary for such New Fund’s operation as a series of an open-end management investment company. Each such agreement and plan shall have been approved by New Company’s Board and, to the extent required by law (as interpreted by Commission staff positions), by its directors who are Non-Interested Persons thereof and by IICO or its affiliate as the sole stockholder of such New Fund.

At any time before the Closing, either Investment Company may waive any of the foregoing conditions (except those set forth in paragraph 5.1) if, in the judgment of its Board, such waiver will not have a material adverse effect on the interests of the stockholders/shareholders of its affected Fund(s).

6. EXPENSES

     Expenses solely and directly related to a Reorganization (“Reorganization Expenses”) shall be borne by Ivy Funds Distributor, Inc. The Reorganization Expenses include accounting, legal, and custodial fees and expenses. Notwithstanding the foregoing, expenses shall be paid by the party directly incurring them if and to the extent that the payment thereof by another person would result in that party’s disqualification as a RIC.

7. ENTIRE AGREEMENT; NO SURVIVAL

     Neither Investment Company has made any representation, warranty, or covenant not set forth herein, and this Agreement constitutes the entire agreement between the Investment Companies. The representations, warranties, and covenants contained herein or in any document delivered pursuant hereto or in connection herewith shall not survive the Closing.

8. TERMINATION

     This Agreement may be terminated at any time at or before the Closing:

     8.1 By either Investment Company (a) in the event of the other Investment Company’s material breach of any representation, warranty, or covenant contained herein to be performed at or before the Closing, (b) if a condition to its obligations has not been met and it reasonably appears that that condition will not or cannot be met, (c) if a governmental body issues an order, decree, or ruling having the effect of permanently enjoining, restraining, or otherwise prohibiting consummation of the Reorganization, or (d) if the Closing has not occurred on or before September 30, 2009, or such other date as to which the Investment Companies agree; or

     8.2 By the Investment Companies’ mutual agreement.

In the event of termination under paragraphs 8.1(c) or (d) or 8.2, neither Investment Company (nor its directors/trustees, officers, or stockholders/shareholders) shall have any liability to the other Investment Company.

9. AMENDMENTS

   The Investment Companies may amend, modify, or supplement this Agreement at any time in any manner they mutually agree on in writing, notwithstanding the approval thereof by the Shareholders of either or both Old Funds; provided that, following that approval no such amendment, modification, or supplement shall have a material adverse effect on the Shareholders’ interests.

10. SEVERABILITY

   Any term or provision hereof that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms and provisions hereof in any other jurisdiction.

11. MISCELLANEOUS

   11.1 This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware; provided that, in the case of any conflict between those laws and the Federal Securities Laws, the latter shall govern.

   11.2 Nothing expressed or implied herein is intended or shall be construed to confer on or give any person, firm, trust, or corporation other than each Investment Company, on behalf of its Funds, and its respective successors and assigns any rights or remedies under or by reason of this Agreement.

   11.3 Notice is hereby given that this instrument is executed and delivered on behalf of each Investment Company’s directors/trustees solely in their capacities as directors/trustees and not individually. Each Investment Company’s obligations under this Agreement are not binding on or enforceable against any of its directors/trustees, officers, or stockholders/shareholders but are only binding on and enforceable against its property attributable to and held for the benefit of each of its Funds and not its property attributable to and held for the benefit of any other series thereof. Each Investment Company, in asserting any rights or claims under this Agreement on behalf of any of its Funds, shall look only to those respective properties in settlement of those rights or claims and not to those directors/trustees, officers, or stockholders/shareholders.

   11.4 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been executed by each Investment Company and delivered to the other Investment Company. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

     IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first written above.

WADDELL & REED ADVISORS FUNDS, on behalf of each of its series listed on Schedule A

By:
Name:
Title:

IVY FUNDS, INC., on behalf of each of its series listed on Schedule A

By:
Name:
Title:

Schedule A

Old Funds	First Step Series	New Funds

(each a series of Old Trust)	(each a series of Old Trust)	(each a series of New Company)

Waddell & Reed Advisors	Waddell & Reed Advisors	Ivy Municipal High Income
Municipal High Income Fund	Municipal High Income Fund	Fund
II

Waddell & Reed Advisors	Waddell & Reed Advisors	Ivy Tax-Managed Equity
Tax-Managed Equity Fund	Tax-Managed Equity Fund II	Fund